Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Autobytel Inc. of our report dated March 10, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Autobytel Inc. which report appears in the Form 10-K of Autobytel Inc. for the year ended December 31, 2015.

/s/ Moss Adams LLP

Los Angeles, California
August 4, 2016